EXHIBIT 99.1

Tenax Therapeutics Announces Appointment of
Anthony A. DiTonno as CEO

Morrisville, NC, June 5, 2018 – Tenax Therapeutics, Inc. (Nasdaq: TENX) ("Tenax" or the "Company"), a specialty pharmaceutical company focused on identifying, developing and commercializing products for the critical care market, today announced that it has selected board member Anthony A. DiTonno to be its next Chief Executive Officer, effective June 1, 2018. Michael Jebsen, Tenax’s current Interim Chief Executive Officer and Chief Financial Officer, will remain serving as Tenax’s Chief Financial Officer.

“We are very pleased that Mr. DiTonno has agreed to lead Tenax as its new Chief Executive Officer,” said Mr. Jebsen. “We believe this management transition will provide us with the leadership and focus we need to build shareholder value.”

Mr. DiTonno has served as a director of Tenax since December 2011. From January 2013 until May 31, 2018, Mr. DiTonno served as Chief Executive Officer of Avantis Medical Systems, Inc., a medical device company that develops and manufactures catheter-based endoscopic devices. From April 2003 until December 2011, Mr. DiTonno was President and Chief Executive Officer of Neurogesx Inc., a biopharmaceutical company based in the San Francisco Bay area (“Neurogesx”). During his time at Neurogesx, Mr. DiTonno also served on its board of directors. Mr. DiTonno has funded companies through a variety of financial arrangements including private and public financings, partnerships and debt. He has also been successful in gaining regulatory approvals in both the United States and European Union. Previously, he was Executive Vice President of Marketing and Sales at Enteric Medical Technologies Inc., which was acquired by Boston Scientific Company; President and Chief Executive Officer of Lifesleep Systems, Inc.; and Vice President and General Manager of Olcassen Pharmaceuticals, which was sold to Watson Laboratories. Early in his career, he held a variety of positions of increasing responsibility at Rorer Group, Inc. (Rhône Poulenc Rorer) and Wyeth Laboratories. Mr. DiTonno received an M.B.A. from Drexel University and a B.S. in Business Administration from St. Joseph’s University.

“As a director, I was involved in establishing the overall strategic direction of the Company,” said Mr. DiTonno, Tenax’s newly appointed CEO. “As CEO, I will have the opportunity to take a more active role in achieving that strategy. While our focus will continue to be on the new Phase 2 clinical study for the use of levosimendan in PH-HFpEF patients, we remain committed to reviewing other strategic alternatives to extend our product pipeline and further our mission to develop products to address conditions with significant unmet medical needs.”

About Tenax Therapeutics

Tenax Therapeutics, Inc., is a specialty pharmaceutical company focused on identifying, developing and commercializing products for the critical care market. The Company has a world-class scientific team including recognized global experts in pulmonary hypertension. The Company owns the North American rights to develop and commercialize levosimendan and is finalizing preparations to begin their Phase 2 clinical trial for the use of levosimendan in the treatment of Pulmonary Hypertension associated with Heart Failure and preserved Ejection Fraction (PH-HFpEF) early in the second half of 2018. For more information, visit www.tenaxthera.com.

About Levosimendan

Levosimendan is a calcium sensitizer that works through a unique triple mechanism of action. It initially was developed for intravenous use in hospitalized patients with acutely decompensated heart failure. It was discovered and developed by Orion Pharma, Orion Corporation of Espoo Finland, and is currently approved in over 60 countries for this indication and not available in the United States. Tenax Therapeutics acquired the North American rights to develop and commercialize levosimendan from Phyxius Pharma, Inc.

Caution Regarding Forward-Looking Statements

This news release contains certain forward-looking statements by the Company that involve risks and uncertainties and reflect the Company’s judgment as of the date of this release. The forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to matters beyond the Company’s control that could lead to delays in the clinical study, new product introductions and customer acceptance of these new products; matters beyond the Company’s control that could impact the Company’s continued compliance with Nasdaq listing requirements; the impact of management changes on the Company’s business and unanticipated charges, costs and expenditures not currently contemplated that may occur as a result of management changes; and other risks and uncertainties as described in the Company’s filings with the Securities and Exchange Commission, including in its annual report on Form 10-K filed on April 2, 2018, as well as its other filings with the SEC. The Company disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. Statements in this press release regarding management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Investor Contact

Robert Haag
IRTH Communications
TENX@irthcommunications.com
800-439-1433